EXHIBIT 12.2

              CENTRAL POWER AND LIGHT COMPANY
        RATIO OF EARNINGS TO COMBINED FIXED CHARGES
               AND PREFERRED STOCK DIVIDENDS
         FOR THE TWELVE MONTHS ENDED MARCH 31, 1995
                  (Thousands Except Ratio)
                        (Unaudited)


Operating Income                                            $249,863

Adjustments:
  Federal income taxes                                        54,946
  Provision for deferred Federal income taxes                (30,673)
  Deferred investment tax credits                             (5,789)
  Other income and deductions                                  8,370
  Allowance for borrowed and equity funds
    used during construction                                   4,316
  Mirror CWIP amortization                                    61,250

        Earnings                                            $342,283


Fixed Charges:
  Interest on long-term debt                                $113,288
  Interest on short-term debt and other                       13,695
  Preferred stock dividend requirements                       15,583

        Fixed Charges and Preferred Requirements            $142,566


Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends                                 2.40